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Majesco Entertainment Company

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April 18, 2006—Majesco Entertainment Company today issued a letter to Trinad Capital Master Fund Ltd. in response to its letter dated March 30, 2006. The text of the letter is as follows:

Mr. Robert S. Ellin
Trinad Capital Master Fund Ltd.
153 East 53rd Street
48th Floor New York, NY 10019

Dear Mr. Ellin:

We received your letter dated March 30, 2006. We are troubled by the extent to which you have mischaracterized our past conversations with our directors, the Company's operations and financial condition and the qualifications of, and compensation arrangements for, our management team. It is clear to us that your letter is designed to further your own agenda and we seriously question whether your motivations are guided by what is in the best interests of the Company and its stockholders. We believe your proposal to invest $3 million and receive majority representation on our board amounts to nothing more than a veiled attempt to take advantage of the Company and our shareholders at a time when the Company is emerging from a difficult year and its stock price is depressed.

Despite your assertion that you have attempted to work constructively with our board, you have never proposed any plan or strategy to increase shareholder value. On the contrary, all you have offered is a series of proposals to acquire effective control of the Company without paying any consideration, let alone a control premium, to our shareholders.

We are also troubled by your mischaracterization of the Company's compensation practices. While you highlight the fact of bonuses paid to Jesse and Joseph Sutton, you fail to present, as clearly disclosed in the Company's public filings, that such bonuses were awarded for performance in the Company's 2004 fiscal year (and merely paid in the first quarter of the 2005 fiscal year, which is customary for many companies). Indeed, this was for performance in a year (2004) in which the Company reported sales almost 300% higher than that of the previous year. Contrary to your mischaracterization, no member of the Sutton family received any cash bonus for performance in the Company's 2005 fiscal year.

While you have been promoting a self-serving transaction, our board has been focused on increasing shareholder value. To this end, we have been working closely with our management team to implement a revised business model which focuses on value products and lower-cost games for handheld systems. We have full confidence in our current management team and believe that they have the industry expertise, experience and motivation to execute our revised business model and lead our turnaround. Moreover, our management team collectively owns in excess of 35% of our stock (or, approximately 3 times Trinad's holdings). As a result, there can and should be no doubt that management's incentives are properly aligned with our shareholders. Their focus has, and will be, on the maximization of shareholder value. By your own admission, the Company's operations have stabilized. This is a direct result of our current board and management team—the fact that you ascribe credit to this to departed board members is preposterous and illustrates how out of touch you are with our Company.

We have also been working diligently to fill the vacancies on our board with highly qualified, independent candidates. Our goal is to create a board comprised of a majority of independent directors, all of whom, consistent with the directors on our current board, will continue to make decisions on an independent basis and act in the best interests of the Company and all of its shareholders. We question whether the election of your slate of nominees would accomplish this goal for our shareholders.

Sincerely,

Laurence Aronson
Louis Lipschitz
Majesco Entertainment Company

IMPORTANT

In connection with its annual meeting at which Class I directors will be elected, Majesco Entertainment Company (the "Company") will file a proxy statement with the Securities and Exchange Commission, and will mail the proxy statement to its shareholders. SHAREHOLDERS AND INVESTORS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders and investors may obtain free copies of the proxy statement (when available) and other documents filed with the Securities and Exchange Commission at the SEC's web site at www.sec.gov. or by going to the Company's website at http://www.majescogames.com.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company in respect of its annual meeting. Information concerning the interests of the Company's participants will be included in the proxy statement related to the annual meeting when it becomes available, which document will be available free of charge at the SEC's web site at www.sec.gov. or by going to the Company's website at http://www.majescogames.com.